UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 18, 2005

CHINA DIGITAL MEDIA CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-30212 (Commission File Number)

2505-06, 25/F, Stelux House, 698 Prince Edward Road East, Kowloon, Hong Kong (Address of Principal Executive Offices) (Zip Code)	13-3422912 (I.R.S. Employer Identification No.)

(011) 852-2390-8600 (Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China Digital Media Corporation f/k/a Hairmax International, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 8.01 Other Events

On April 18, 2005, counsel for the Registrant informed management and the Board of Directors that Edward A. Roth, the former Chairman and President of the Registrant, as well as the consultant and manager of the Registrant’s businesses in this country, had unilaterally, and without the approval or consent of the Registrant, terminated the operations of the Registrant’s three beauty salons located in South Florida, on or about February 7, 2005.

Such termination was not reported to the Registrant or its management or advisors by Mr. Roth, and the Registrant did not find out about this bizarre action until counsel for the Registrant spoke to an agent for one of the landlords on April 18, 2005. When the Registrant was confronted with this breach of contract and breach of fiduciary duty by Mr. Roth, the Board of Directors promptly discharged Mr. Roth as a consultant to all of the Registrant’s subsidiaries and as an officer of the same.

The Registrant speculates that a dispute with Mr. Roth over the amount of his monthly consulting fees led to this rash action. The Registrant is currently investigating the incident and has authorized counsel to pursue any and all legal remedies that the Registrant may have against Mr. Roth for all of his actions. Moreover, as previously reported, Edward Roth and Alisha Roth, his wife, jointly and severally, agreed to indemnify and hold harmless the Registrant from liabilities such as these in connection with their agreement to sell control of the Registrant to Daniel Ng, Chairman and CEO.

The Registrant’s Annual Report on Form 10-KSB/A was filed with the Commission on April 20, 2005. Notes C, G and K to the Financial Statements contained in such Form 10-KSB/A, entitled “Discontinued Operations,” “Commitments, and “Contingencies and Legal Proceedings,” respectively, set forth certain information on some of the liabilities of the Registrant that may arise because of Mr. Roth’s actions. For example, management has included $45,000 in liabilities on the balance sheet for fiscal 2004 to account for potential lease settlements. In addition, the income statement for the Registrant includes no amounts for the revenue line item for fiscal 2004, in order to properly reflect the Registrant’s discontinued operations. Our auditors have informed us that this type of accounting presentation is in accordance with U.S. generally accepted accounting principles.

The Registrant plans to promptly file a Form 8-K/A that sets forth the audited financial results for Arcotect Digital Technology, Ltd., the Registrant’s newly acquired, wholly owned subsidiary, which is engaged in the digital cable television business in Nanhai, Peoples Republic of China (“Arcotect”), and the unaudited combined pro forma financial results for the Registrant and Arcotect taken as a whole, as required by Item 9.01 of Form 8-K.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIGITAL MEDIA CORPORATION

Date: April 21, 2005	By:	/s/ Ng Chi Shing
Ng Chi Shing
President

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